                                                                      EXHIBIT 99

For Further Information Contact:
Douglas W. Dougherty
Chief Financial Officer
(317) 594-2627

For Immediate Release:

                            MARSH SUPERMARKETS, INC.
                            ANNOUNCES FOURTH QUARTER
                             AND FISCAL 2003 RESULTS

Indianapolis, IN, June 9, 2003

         Marsh Supermarkets, Inc. (NASDAQ: MARSA AND MARSB) reports results of operations for the 12 and 52 weeks ended March 29, 2003.

         Total sales and other revenues for fiscal year 2003 were $1,655,735,000, an increase of $13,136,000 over last year's $1,642,599,000.

         Sales in comparable stores, which includes remodels, expansions and relocations, declined 3.1% from last year. The decline is believed to be attributable to a difficult economic environment causing worried consumers to trade down, high unemployment, food price deflation, the war in Iraq, increased competitive promotions and square footage, and the timing of Easter sales. Fiscal 2003 did not have an Easter selling season, due to an early Easter in calendar 2002 and the late Easter in calendar 2003. Both Easter selling seasons fell outside of this fiscal year.

         Net income, which includes results from discontinued operations, was $3,691,000, or $0.46 per diluted share, compared to $13,408,000, or $1.51 per diluted share last year. Last year's results included the gain on the sale of CSDC - our convenience store wholesale division, of $2,762,000, net of tax. Income from continuing operations was $4,045,000, or $0.50 per diluted share, compared to $11,541,000, or $1.31 per diluted share last year. The year's results included a $1,250,000 non-recurring charge, included in selling, general and administrative expense, associated with the reorganization of our corporate staff.


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

         Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, LIFO and gain on sale of CSDC) was $56,586,000 compared to $65,022,000 last year. Adjusted EBITDA as a percentage of revenue was 3.4% compared to 3.6% last year. Operating income as a percentage of revenue was 1.7% compared to 2.4% last year.

         The ratio of long-term debt to adjusted EBITDA was 4.1x, which is equal to last year. Long-term debt, including current maturities, of $230,609,000 was reduced by $35,874,000 from last year. Net cash provided by operating activities of $38,352,000 was comparable to last year's actual of $37,665,000.

         "Fiscal 2003 was a challenging year for our industry. We remained focused on our long-term goal of being the best store in town. In the face of unfavorable economic conditions and unprecedented levels of new competitive stores, we took significant steps to streamline our processes, enhance our efficiency and direct our resources toward strengthening operations across the board. These actions have not only allowed us to maintain leadership in our primary markets, they have also positioned us to make even greater strides as we go forward. Our operational efficiencies are the best in our Company's history. Our focus is to implement strategies that will result in a stronger future for our Company," said Don E. Marsh, Chairman and Chief Executive Officer.

         For the twelve weeks ended March 29, 2003, revenues were $373,261,000 compared to $373,283,000 in the fourth quarter of last year. Comparable store sales decreased 2.2%, an improvement of 160 basis points from last quarter's 3.8% decrease. "We are pleased with the sales improvement over the third quarter considering the shift in Easter timing. Easter sales were included in last year's fourth quarter while this year's Easter will be included in Fiscal 2004's first quarter results," Marsh said.

         The net loss for the quarter was $824,000, or $0.10 per diluted share, compared to net income of $1,940,000, or $0.22 per diluted share last year. On a continuing operating basis, the quarter's net loss is reduced to $644,000. The quarter included a non-recurring charge of $1,125,000 relating to a reduction in headquarters staff expenses, included in selling, general and administrative expense. Don Marsh continued, "If you exclude the non-recurring charge, net income would have been positive for the quarter." Long-term debt of $230,609,000, including current maturities, was reduced by $5,007,000 since the third quarter.


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



     The annual dividend rate of $0.44 was increased to $0.52 per share effective with the quarterly dividend payable in May. At recent stock prices, the dividend yield approximates 4.2%.

     During the fourth quarter, Marsh Supermarkets acquired two supermarkets that are being operated under the O'Malia Food Markets banner, and closed a nearby LoBill Foods unit. The remodel of 102 Village Pantry locations was completed during the quarter. Subsequent to quarter end, the Company completed the remodel of one Marsh Supermarket to the "Fresh" format.

     Our future plans, including those implemented or completed in the fourth quarter, now include:

- Identified potential annualized expense and gross margin improvements of approximately $30,000,000, of which up to $24,000,000 should be achieved in fiscal 2004.

        Certain headquarters staff expenses, included in selling, general and administrative expenses, have been reduced by approximately $3,000,000 annually. This reduction was largely accomplished by consolidating our multi-division supermarket operation into a single central service operation, and consolidating purchasing functions for greater leverage with vendors.

        Other identified improvements include energy savings, changes to medical plans, outsourcing of retail maintenance, improved labor and transportation scheduling, warehouse efficiencies and other actions, some of which are discussed in this release.

        The Company retired its 7% convertible debentures during the fiscal year. By using proceeds from the revolving credit facility to retire this debt, annual interest expense should be reduced by approximately $600,000 at current short term rates.

        The Company purchased at a discount, and subsequently retired, $30,455,000 of senior subordinated notes. At current short term interest rates, annual interest expense should be reduced by approximately $1,600,000.

        The Fresh Express home delivery operation and twenty-two under-performing Village Pantry convenience stores were closed.



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



- Opening two new supermarkets, one of which will be a new concept store in a market area where no sales will be transferred from existing Marsh units.

- The opening of two O'Malia Food Markets on the south side of the Indianapolis metro area, and the closing of a nearby LoBill Foods location.

- Maximizing the benefit of the Village Pantry upgrade and re-imaging program.

-       Remodeling four to six supermarkets.

- A new state-of-the-art frozen food warehouse was opened. The additional space was needed because of the growing importance of this category.

- The Company introduced "MyMarsh", which we believe is a significant leap forward in loyalty card marketing. This system includes a touch screen at the point of sale and delivers static- and motion-based communications. The technology provides an economically viable method to communicate information, incentives and rewards to specific customers or customer groups. The system is a step toward fulfilling the promise of customer specific one-to-one marketing. Additionally, individual MyMarsh kiosks are being installed at each Marsh store location so customers may also receive offers as they begin their shopping experience.

- The Ticketmaster in-store ticket centers began utilizing the Fresh Idea Card to offer exclusive Marsh customer discounts on specified community events. Marsh also continues to serve as a ticket center for not-for-profit community events.

         "As a result of these and other initiatives, I am confident that we will have improved operating results as we move through fiscal 2004 in an improving retail climate," said Don E. Marsh.

         Marsh's management will discuss the quarter and year-end results today at 2:00 p.m. central time in a conference call. The conference call will be simulcast on the Internet and will be available for replay on the Marsh website at http://www.marsh.net or at http://www.irconnect.com/marsa.


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



         Marsh is a leading regional chain, operating 67 Marsh(R) supermarkets, 34 LoBill Foods(R) stores, 3 Savin*$(R), 8 O'Malia Food Markets, and 167 Village Pantry(R) convenience stores in central Indiana and western Ohio. The Company also operates Crystal Food Services(TM), which provides upscale catering, cafeteria management, office coffee, vending and concessions; Primo Banquet Catering and Conference Centers; McNamara Florist and Enflora - Flowers for Business(R).

Cautionary Note Regarding Forward-Looking Statements

         This report includes certain forward-looking statements (statements other than those made solely with respect to historical fact). Actual results could differ materially and adversely from those contemplated by the forward-looking statements due to known and unknown risks and uncertainties, many of which are out of the Company's control. The forward-looking statements and the Company's future results, liquidity and capital resources are subject to risks and uncertainties including, but not limited to, the following: the entry of new competitive stores and their impact on the Company; softness in the local and national economies and the general retail food industry; the level of discounting and promotional spending by competitors; the Company's ability to implement its improvement initiatives; the ability of the Company to predict and respond to changes in customer preferences and lifestyles; food price deflation; uncertainties regarding future real estate gains due to limited real estate holdings available for sale; stability and timing of distribution incentives from suppliers; the Company's ability to control cost including labor, medical, rent, credit card, and workers compensation and general liability expense; the impact of any acquisitions and dispositions; the level of margins achievable in the Company's operating divisions; uncertainties regarding gasoline prices and margins; the success of the Company's new and remodeled stores, including image and rebranding programs; the successful economic implementation of new technology; uncertainties related to state and federal taxation and tobacco and environmental legislation; the successful integration of acquisitions; potential interest rate increases on variable rate debt; the timely and on budget completion of store construction, expansion, conversion and remodeling; the ability to complete share repurchases, and other known and unknown risks and uncertainties. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.



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
                            MARSH SUPERMARKETS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)


                                                  12 Weeks Ended                  52 Weeks Ended
                                             ------------------------      ----------------------------
                                             March 29,      March 30,        March 29,        March 30,
                                               2003           2002             2003             2002
                                             ---------      ---------      -----------      -----------
Sales and other revenues                     $ 369,012      $ 370,044      $ 1,647,534      $ 1,636,702
Gains from sales of property                     4,249          3,239            8,201            5,897
                                             ---------      ---------      -----------      -----------
Sales and other revenues                       373,261        373,283        1,655,735        1,642,599
Cost of merchandise sold, including
  warehousing and transportation               262,471        255,368        1,157,599        1,143,883
                                             ---------      ---------      -----------      -----------
Gross profit                                   110,790        117,915          498,136          498,716
Selling, general and administrative            102,241        103,367          445,480          435,697
Depreciation                                     5,714          5,407           24,464           22,883
                                             ---------      ---------      -----------      -----------
Operating income                                 2,835          9,141           28,192           40,136
Interest                                         5,021          5,600           23,270           22,523

Other non-operating income                      (1,209)            --           (2,180)              --
                                             ---------      ---------      -----------      -----------
Income (loss) from continuing operations
 before income taxes                              (977)         3,541            7,102           17,613
Income taxes                                      (333)         1,442            3,057            6,072
                                             ---------      ---------      -----------      -----------
Income (loss) from continuing operations          (644)         2,099            4,045           11,541
Discontinued operation:
  Loss from operations, net of tax                  --             --               --             (859)
  Gain (loss) on disposal, net of tax             (180)          (159)            (354)           2,762
                                             ---------      ---------      -----------      -----------
     Net income (loss)                       $    (824)     $   1,940      $     3,691      $    13,408
                                             =========      =========      ===========      ===========


Basic earnings per common share:
Continuing operations                        $    (.08)     $     .26      $       .50      $      1.45
Discontinued operation                              --             --               --             (.11)
Gain (loss) on disposal of
  discontinued operation                          (.02)          (.02)            (.04)             .34
                                             ---------      ---------      -----------      -----------
Net income (loss)                            $    (.10)     $     .24      $       .46      $      1.68
                                             =========      =========      ===========      ===========

Diluted earnings per common share:
Continuing operations                        $    (.08)     $     .24      $       .50      $      1.31
Discontinued operation                              --             --               --             (.09)
Gain (loss) on disposal of
  discontinued operation                          (.02)          (.02)            (.04)             .29
                                             ---------      ---------      -----------      -----------
Net income (loss)                            $    (.10)     $     .22      $       .46      $      1.51
                                             =========      =========      ===========      ===========

Dividends per share                          $     .13      $     .11      $       .46      $       .44









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


                            MARSH SUPERMARKETS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                   March 29,      March 30,
                                                     2003           2002
                                                   ---------      ---------
ASSETS
Current Assets:
   Cash and equivalents                            $  28,313      $  37,516
   Accounts receivable, less allowances of
     $2,960 in 2003, and $2,494 in 2002               27,203         33,613
   Inventories                                       135,855        132,940
   Prepaid expenses                                    5,731          7,639
   Recoverable income taxes                               --          1,021
                                                   ---------      ---------
       Total Current Assets                          197,102        212,729
Property and Equipment                               311,469        318,650
Other Assets                                          46,309         51,851
                                                   ---------      ---------
                                                   $ 554,880      $ 583,230
                                                   =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
   Notes payable to bank                           $   1,700      $   1,300
   Accounts payable                                   71,883         71,640
   Accrued liabilities                                49,665         52,822
   Current maturities of long-term liabilities         3,452          2,727
                                                   ---------      ---------
         Total Current Liabilities                   126,700        128,489

Long-term Liabilities
   Long-term debt                                    198,148        237,823
   Capital lease obligations                          29,009         25,933
                                                   ---------      ---------
         Total Long-Term Liabilities                 227,157        263,756

Deferred Items
   Income taxes                                       11,525         16,472
   Other                                              58,050         33,716
                                                   ---------      ---------
         Total Deferred Items                         69,575         50,188

Shareholders' Equity
   Common stock, classes A and B                      26,439         26,403
   Retained earnings                                 135,550        135,534
   Accumulated other comprehensive loss*             (15,384)        (5,324)
   Cost of common stock in treasury                  (14,928)       (14,509)
   Deferred cost - restricted stock                      (54)          (270)
   Notes receivable - stock options                     (175)        (1,037)
                                                   ---------      ---------
         Total Shareholders' Equity                  131,448        140,797
                                                   ---------      ---------
                                                   $ 554,880      $ 583,230
                                                   =========      =========

    * The comprehensive loss is attributable to a decline in the market value of assets held by a "frozen" defined benefit pension plan and a decrease in the plan's discount rate. The loss, net of tax benefit, is a direct reduction of shareholders' equity.

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

                            MARSH SUPERMARKETS, INC.
                        ADJUSTED EBITDA RECONCILIATION(a)
                                 (in thousands)


                                                   Q4           Q4            FY             FY
                                                  2003         2002          2003           2002
                                                  ----         ----          ----           ----
Total Revenues                                  $373,261     $373,283     $1,655,735      $1,783,469(b)

Total long term liabilities                           NA           NA        227,157         263,756
Current maturities of long term liabilities           NA           NA          3,452           2,727
                                                                          ----------      ----------
                                                                             230,609         266,483
ADJUSTED EBITDA(c)
Net income                                          (824)       1,940          3,691          13,408
Income taxes                                        (430)       1,356          2,867           7,077
Interest                                           5,021        5,600         23,270          23,305
Depreciation                                       5,714        5,407         24,464          23,256
Other amortization                                   439          879          2,180           2,689
LIFO                                                (430)        (736)          (430)           (519)
Gain on sale of CSDC                                 277          245            544          (4,194)
                                                --------     --------     ----------      ----------
Adjusted EBITDA                                    9,767       14,691         56,586          65,022

Adjusted EBITDA margin(d)                            2.6%         3.9%           3.4%            3.6%

Ratio of long term debt to
  Adjusted EBITDA(e)                                  NA           NA            4.1x            4.1x


(a) Adjusted EBITDA, adjusted EBITDA margin, and the ratio of long term debt to adjusted EBITDA are presented because the Company believes it is used by the Company's lenders, security analysts, investors and other interested parties to evaluate the Company's operating results and ability to service debt. However, other companies may calculate EBITDA differently than the Company does, and therefore comparability may be limited. EBITDA, adjusted EBITDA margin and the ratio of long term debt to adjusted EBITDA are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as indicators of the Company's operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company's combined consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

(b) FY2002 total revenues represent $1,642,599 from continuing operations and $140,870 from discontinued operations.

(c) Balances represent total company results. Figures may not match above as a result of the discontinued operations reporting.

(d)     Adjusted EBITDA as a percentage of total revenues shown above.

(e)     Total long term debt divided by adjusted EBITDA.





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